EXHIBIT T3E-3

Offer to Exchange
Cash and 10% Convertible Notes Due 2007
or 10% Convertible Notes Due 2007
for all outstanding
11 5/8% Senior Subordinated Notes Due 2003
(CUSIP No. 967446AA3)

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 3, 2003, UNLESS EXTENDED, WHICH WE REFER TO AS THE EXPIRATION DATE. WITHDRAWAL RIGHTS FOR ACCEPTANCES OF THE EXCHANGE OFFER WILL EXPIRE AT THAT TIME, UNLESS THE EXPIRATION DATE IS EXTENDED.

November 4, 2003

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      Wickes Inc., a Delaware corporation (“Wickes” or the “Company”), is offering to exchange (the “Exchange Offer”), on the terms and subject to the conditions set forth in the Offering Memorandum dated November 4, 2003 (as it may be supplemented or amended from time to time, the “Offering Memorandum”) and the related Letter of Transmittal (as it may be supplemented or amended from time to time, the “Letter of Transmittal”), cash and its newly issued 10% Convertible Notes due 2007 (the “Cash and New Notes”) or its newly issued 10% Convertible Notes due 2007 (the “New Notes”) for all of the Company’s outstanding 11 5/8% Senior Subordinated Notes due 2003 (the “Existing Notes”), as indicated in the table below. Enclosed for your consideration are copies of the Offering Memorandum and Letter of Transmittal. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Offering Memorandum.

CUSIP Number	Security

967446AA3	11 5/8% Senior Subordinated Notes due 2003

      If you elect to participate in the Exchange Offer, you may elect to receive, for each $1,000 principal amount of Existing Notes tendered, either (i) $500 in cash and $250 principal amount of New Notes or (ii) $1,000 principal amount of New Notes. In either case, if the Exchange Offer is completed, you will also receive accrued and unpaid interest on your Existing Notes at the existing coupon rate from June 16, 2003, the last interest payment date, through the closing date of the Exchange Offer. Participation in the Exchange Offer may only be in Existing Note denominations of $1,000 and integral multiples thereof. We will pay interest on the New Notes quarterly in arrears each March 15th, June 15th, September 15th and December 15th. The New Notes will bear 10% interest from the date of issuance until the maturity date of June 15, 2007. The first interest payment will be on March 15, 2004. The New Notes will be convertible, in whole or in part, at the option of the holder, into one share of common stock for each $1.00 principal amount of New Notes converted, at any time after our certificate of incorporation is amended to increase the number of shares of common stock we are authorized to issue. Our board of directors has approved this amendment to our certificate of incorporation and the holders of more than 50% of our outstanding common stock have committed to vote their shares in favor of the amendment, thus ensuring that the amendment will be approved no later than June 1, 2004, the date on which we expect to hold our 2004 annual meeting of stockholders.

      No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, the Exchange Agent, the Information Agent or the Conversion Agent for purposes of the Exchange Offer. For all purposes noted in all materials related to the Exchange Offer, the term “solicit” shall be deemed to mean no more than “processing Existing Notes exchange” or “forwarding to customers materials relating to the Exchange Offer.”

      The Company will also, upon request, reimburse Soliciting Dealers for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Exchange Offer to their customers.

      For your information and for forwarding to your clients for whom you hold Existing Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offering Memorandum.

2. A Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup U.S. federal income tax withholding.

3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if the Existing Notes and all other required documents cannot be delivered to the Exchange Agent by the Expiration Date. Notwithstanding any other provision hereof, exchange of the Cash and New Notes or New Notes for any and all of the Existing Notes pursuant to the Exchange Offer will, in all cases, be made only after receipt by the Exchange Agent of the Existing Notes (or book-entry confirmation of the transfer of such Existing Notes into the Exchange Agent’s account at DTC) and a Letter of Transmittal (or facsimile thereof) with respect to such Existing Notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal, or a properly transmitted Agent’s Message. The procedures for guaranteed delivery set forth in the Offering Memorandum may not be used to exchange Existing Notes prior to the Expiration Date.

4. A printed form of letter which may be sent to your clients for whose accounts you hold Existing Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

      DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS. AGAIN, PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 3, 2003, UNLESS EXTENDED.

      Any inquiries you may have with respect to the Exchange Offer should be addressed to D.F. King & Co., Inc., the Information Agent at (888) 869-7406 (toll-free) or at the address set forth on the back cover of the Offering Memorandum. Additional copies of the enclosed materials may also be obtained from the Information Agent.

Very truly yours,

/s/ JAMES A. HOPWOOD

James A. Hopwood
Senior Vice President and Chief Financial Officer
Wickes Inc.
(847) 367-3414

      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF WICKES, THE INFORMATION AGENT, THE EXCHANGE AGENT, THE CONVERSION AGENT OR ANY OTHER PERSON, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

      IMPORTANT: The Letter of Transmittal (or a facsimile thereof), together with Existing Notes and all other required documents or the Notice of Guaranteed Delivery, must be received by the Exchange Agent on or prior to the Expiration Date in order for Holders to participate in the Exchange Offer. The procedures for guaranteed delivery set forth in the Offering Memorandum may not be used to exchange Existing Notes prior to the Expiration Date.

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